Exhibit 10.1

November 2, 2024

Robert Krcmarov

Via Email: krichy227@gmail.com

RE: Employment Offer: President and Chief Executive Officer

Dear Rob,

On behalf of Hecla Mining Company (“Hecla” or “the Company”), I am pleased to offer you the positions of President and Chief Executive Officer (“Position”). The terms and conditions of our employment offer to you are outlined in the sections below.

1.

Position and Duties: you will perform those duties and responsibilities as are customary for the Position of President and Chief Executive Officer and as may be directed by the Board of Directors (“the Board”), to whom you will report. It is expected that the Board will expand its size and appoint you as a director. Your primary office location will be the Company’s corporate office in Coeur d’Alene, Idaho. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location or at certain other locations from time to time, and to require reasonable business travel. Subject to the satisfaction of all conditions described in this letter, your anticipated start date is on or about November 7, 2024.

2.

Executive Compensation: This Position includes an annual base salary of $850,000, payable semi-monthly and subject to applicable withholdings. The remaining components of our performance-based compensation are described below:

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Short Term Incentive Plan (STIP): if the Company’s performance generates an incentive pool, the target for your Position is 110% of base salary. The annual incentive plan can achieve a payout of up to two times target. Actual award levels are a function of performance against corporate goals.

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Equity: You will be eligible to receive annual equity exposure as part of the Company's Long-Term Incentive Plan, when approved by the Company's Board of Directors. In the past, these grants have primarily been in the form of performance shares and restricted stock. The exact mix may change from time to time depending on a number of factors.

6500 Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • FAX 208.769.4107 • www.hecla.com

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Restricted Stock Units (RSUs): Your initial equity award for this role will consist of an award of RSUs valued at $1,030,000 and will vest over a 3-year period. The first year’s award shall be prorated based on the number of full months worked. Such equity award will be made in the second half of January 2025.

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Performance Based Units (PSUs): Your initial equity award for this role will also consist of target PSUs valued at $1,265,000 under Hecla’s 2025 fiscal year PSU program for senior executives, as will be specified in the award agreement.

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One-time Equity Grant: You will receive a one-time equity award in the form of RSUs, in the amount of $900,000. The RSUs will vest over a 3-year period, as will be specified in your award agreement. Such award will be made in the second half of January 2025.

3.

Other Employment Benefits: During your employment, you will be eligible to participate in our comprehensive health benefit plans. You will receive more specific information about these plans upon your arrival. The following is a summary of your additional benefits as a salaried employee:

Vacations and Holidays: You will be entitled to paid vacation during your employment in accordance with Company policy. You will be eligible for four weeks of vacation per year. Vacation is awarded annually on January 1st. Your award will be prorated from your hire date through December 2024, and a full allotment will be granted on January 1, 2025. Vacation not used by the end of each calendar year will be forfeited. In addition, you will receive 10 paid holidays annually.

401(k) Plan: Employees are eligible to participate in Hecla's Capital Accumulation Plan (“401(k) plan” or the “Plan”) immediately upon date of employment. This Plan allows you to defer up to 50% of your salary with Hecla matching 100% of the first 6% deferred.

Life Insurance: During your tenure, the Company will provide a term life insurance policy equal to 1 times your base salary, the beneficiary of which shall be decided by you.

4.

Relocation: In accordance with Exhibit A, you will be eligible for relocation assistance in the amount of $100,000. This payment is intended to offset reasonable costs incurred in connection with your relocation to the Coeur d’Alene, Idaho area, including any such expenses you may incur related to temporary housing, travel, storage, real estate transactions, and other miscellaneous expenses.

In addition, the Company will pay for full-service movement of one standard household of items (excluding boats and other similar or heavy/oversized items) and up to two automobiles.

6500 Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • FAX 208.769.4107 • www.hecla.com

5.

Severance Benefits: Subject to your execution of the Company’s standard Severance Agreement, in the event of a qualifying termination within the applicable time period, the Company or the Company’s successors shall pay or provide to you certain change in control benefits, so long as you satisfy the conditions described therein. In the event of a qualifying not-for-cause termination, the Company shall pay certain benefits. Such Severance Agreement will be provided to you at your time of hire.

6.

Clawback: All incentive-based compensation is subject to the Company’s Clawback Policy as described in Hecla’s most recent Proxy Statement, available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/719413/000119312524087295/d536883ddef14a.htm

7.

Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees.

8.

Section 409A – Nonqualified Deferred Compensation. The terms of this agreement are intended to comply with or be exempt from the requirements of Internal Revenue Code Section 409A, and you agree that this agreement may be modified to the extent necessary to comply therewith; provided, that, any such modification shall endeavor to maintain the intended economics of this agreement.

9.

Tax Filings. To assist with your income tax filing obligations for the tax years 2024 through 2026, the Company will provide support through a qualified tax accounting firm. This firm will handle the preparation of your US and Canadian income taxes to ensure compliance with all applicable tax regulations.

10.

Employment Term: You understand and agree that, notwithstanding any of the aforementioned terms and conditions, your employment with Hecla will be for an indefinite duration on an at-will basis and that either Hecla or you are free to terminate this employment relationship, either with or without cause, at will, and with or without notice at any time. Upon termination of your employment, you will resign from all other positions with Hecla as the Board may request, including as a director.

11.	Immigration Status: You understand your employment is contingent upon your ability to receive a valid permit allowing work in the United States.

12.

Disputes: The laws of the State of Idaho, excluding its choice of law provisions, shall govern this Agreement. The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to the subject matter of this Agreement to the jurisdiction of the district court of the State of Idaho located in Kootenai County, and in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in such court.

6500 Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • FAX 208.769.4107 • www.hecla.com

We are pleased at the prospect of having a person of your caliber and ability join the Hecla team. Your employment is contingent upon your written acceptance of this offer and successfully passing a routine drug screen and background check. To accept this offer, please sign the last page of this letter, initial the other pages to indicate your agreement, and return one signed copy to me. Your signature also indicates that you confirm any facts regarding your citizenship, residency, etc. or any other facts about yourself that are assumed and described in this offer letter. This offer shall be null and void at the end of the day on November 4, 2024 if it has not been executed and returned as indicated above, unless extended by Hecla beyond that date.

Sincerely, /s/ Catherine J. Boggs Catherine J. Boggs Interim President and CEO

I HEREBYCONFIRM ANY FACTS OR ASSUMPTIONS REGARDING MYSELF MADE IN THIS LETTER AND I ACCEPT HECLA’S OFFER OF EMPLOYMENT ACCORDING TO THE TERMS AS STATED ABOVE.

Signed:	/s/ Robert Krcmarov	Date:	November 4, 2024

6500 Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • FAX 208.769.4107 • www.hecla.com

Exhibit A

Relocation Agreement

This agreement is between Robert Krcmarov (Recipient) and Hecla Mining Company (“Hecla”).

Hecla agrees to pay the Recipient $100,000 for relocation expenses incurred for employment. Following 60 days of this agreement’s full execution, the lump sum payment shall be payable to the recipient within 30 days of written request. This payment is intended to offset reasonable costs incurred in connection with your relocation to the Company’s headquarters in Coeur d’Alene, Idaho, including any such expenses you may incur related to temporary housing, individual(s) travel, storage, real estate transactions, and other miscellaneous expenses. Request for this lump sum must be made within 180 days of employment.

Hecla further agrees to pay for one-time, full-service movement of up to 40,000 pounds standard household items (excluding boats and other similar or heavy/oversized items) and up to two automobiles. Full-service movement shall include packing, loading and unloading, furniture placement, transportation, and insurance. This service must be requested within 12 months of hire and relocation must be to an area with 50 miles of our corporate offices in Coeur d’ Alene, Idaho.

The US Internal Revenue Code requires all relocation expenses, which are reimbursed or paid directly by the company, to be reported as income by the recipient. Certain reimbursements are taxed by the federal and appropriate state taxing authorities and are subject to withholding for the current tax year. The company will “gross up” the amount of relocation benefits to meet the expense of income taxes associated with the amount of relocation.

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Relocation Agreement. I understand and agree that this Relocation Agreement may be terminated at any time by Hecla or its affiliates.

Employee Signature:	Date:

Hecla Representative:	Date:

6500 Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • FAX 208.769.4107 • www.hecla.com